UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): September 25, 2007
THE TIMBERLAND COMPANY

(Exact name of Registrant as Specified in Charter)

DELAWARE	1-9548	02-0312554

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Domain Drive, Stratham, NH	03885

(Address of Principal Executive Offices)	(Zip Code)
(603) 772-9500

(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.
     On September 25, 2007, the Board of Directors of The Timberland Company (referred to as “Timberland”, “Company”, “we”, “our”, or “us”) approved management’s recommendation to discontinue sales operations of approximately 50 of its retail stores, primarily specialty stores located in the United States, specialty stores located in Europe and Asia and several outlet stores located in the United States. The majority of the store closures are expected to occur in the first several months of 2008. On September 26, 2007, the Company issued a press release announcing our proposal to discontinue these sales operations which included information related to the reasons for the closure, the expected timing of the closure, and an estimate of the costs and charges expected to be incurred in connection with the closure. A copy of our press release is attached hereto as Exhibit 99 and is incorporated by reference herein.
     The Company estimates that it will incur pre-tax restructuring costs of approximately $17 million, of which approximately $11 million will be future cash expenditures, and consist of:

Pre-tax
Charge
Type of Cost	(in millions)
Lease Termination Costs	$9
Non-cash charges related to property and equipment	$6
Severance and other related costs	$2
We anticipate incurring approximately $7 million of these costs in the third quarter of 2007, $8 million in the fourth quarter of 2007, and $2 million in early 2008.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.
     Press Release of The Timberland Company dated September 26, 2007.
Exhibit Index

Exhibit Number	Description

99	Press Release of The Timberland Company dated September 26, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TIMBERLAND COMPANY

Date: September 28, 2007	By:	/s/ John Crimmins

Name: John Crimmins
Title: Chief Financial Officer